UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                      Under the Securities Exchange Act of 1934
				(Amendment No. 4)

                        Dale Jarrett Racing Adventure, Inc.
                                 (Name of Issuer)

                                   Common Stock
                         (Title of Class of Securities)

                                    234311108
                                  (CUSIP Number)

                                December 31, 2011
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 234311108


       1.    Names of Reporting Persons.

             Robert Brooks

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

      			     5.  Sole Voting Power: 2,759,398
Number of Shares
    			     6.  Shared Voting Power: 0
Beneficially Owned by
        		     7.  Sole Dispositive Power: 2,759,398
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,759,398

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     11.26%

       12.   Type of Reporting Person

	     IN

Item 1. (a)  Name of Issuer: Dale Jarrett Racing Adventure, Inc.

        (b)  Address of Issuer's Principal Executive Offices:

	     1313 10th Avenue Lane SE
	     Hickory, NC 28602

Item 2. (a)  Name of Person Filing:

             Robert Brooks

        (b)  Address of Principal Business Office, or, if None, Residence:

             9 Prospect Avenue
	     Port Washington, NY, 11050

        (c)  Citizenship:

             Please refer to Item 4 on each cover sheet for each Reporting
	     Person

        (d)  Title of Class of Securities:

             Common Stock

        (e)  CUSIP No.: 234311108

Item 3. This Statement is Filed Pursuant to Rule 13d-1(c).

Item 4. Ownership

        Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5. Ownership of Five Percent or Less of a Class

        Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

	Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

        Not Applicable

Item 8. Identification and Classification of Members of the Group

        Not Applicable

Item 9. Notice of Dissolution of Group

        Not Applicable

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 30, 2012

                                       By: /s/ Robert Brooks
				       ---------------------
				       Robert Brooks